Exhibit 99.8

February 18, 2025

World Road Inc.

4th Floor, Section 4-56, Building C, Comprehensive Bonded Zone
8MC Plot No. 69, Checheng South Road
Wuhan City, Hubei Province, China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the amended Registration Statement on Form F-1 (the “Registration Statement”) of World Road Inc. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Yours sincerely,

/s/ Mingqiu Yang
Mingqiu Yang